CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     We consent to the use of our report dated November 26, 1997 on the financial statements and financial highlights for the periods indicated thereon of The Rightime Fund, The Rightime Government Securities Fund, The Rightime Blue Chip Fund, The Rightime Social Awareness Fund, and the Rightime MidCap Fund, each a series of shares of The Rightime Fund, Inc. Such financial statements and financial highlights appear in the 1997 Annual Report to Shareholders which is incorporated by reference in the Registration Statement on Form N-14 of The Rightime Fund, Inc. We also consent to the references to our Firm in such Registration Statement and Combined Proxy Statement/Prospectus.

                                             /S/TAIT, WELLER & BAKER
                                             TAIT, WELLER & BAKER

Philadelphia, Pennsylvania
April 6, 1998